FIRST AMENDMENT TO JANUARY 26, 2023, EMPLOYMENT AGREEMENT (“Agreement”)
THIS FIRST AMENDMENT, made as of November 1, 2023 (“Amendment Effective Date”) is by and between BM Technologies, Inc., a Delaware corporation, with its main offices located at 201 King of Prussia Road, Suite 650 Radnor, PA 19087 (“Company”) and James Dullinger (“Executive”).
WHEREAS, the parties desire to document the extension of Executive’s services in his current capacity as Chief Financial Officer (“CFO”) and amend certain and specific provisions of the Agreement as of the Amendment Effective Date,
WHEREAS, in exchange for the Company’s offer to amend and extend the Executive’s Employment Agreement as outlined below, the Executive agrees to complete the following items in addition to performance of the Executive’s day to day responsibilities in his capacity as CFO:
1.Implementation of NetSuite Phase 1 including Reporting, Order to Cash, and Procure to Pay modules;
2.Evaluation of the Company’s internal control over financial reporting as of and for the year ending December 31, 2023 and reporting of the results of this evaluation within Item 9A (Management's Annual Report on Internal Control over Financial Reporting) of the Company’s December 31, 2023 10-K filing; and
3.Filing of the Company’s December 31, 2023 10-K including a Report from the Company’s Independent Registered Public Accounting Firm of the results of its audit of the Company’s Consolidated Financial Statements.
WHEREAS, unless expressly amended herein, all terms shall remain as fully set forth in the Agreement and all definitions in the Agreement shall have the meanings ascribed to the defined terms in the Agreement,
NOW THEREFORE, for good and valuable consideration, the sufficiency of which shall not be denied and intending to be legally bound, the parties agree as follows:
1.Paragraph 2 of the Agreement shall be amended in its entirety by substituting the following:
Subject to the terms and conditions of this Agreement, the initial term of employment hereunder shall be for the period commencing on the Effective Date and ending on March 31, 2024. The term of employment hereunder shall only be extended for any period that may be agreed to in writing by and between both parties to this Agreement. References in this Agreement to the “Term” shall refer both to such initial term and any successive terms where a successive term is agreed to in writing by both parties to this Agreement.
2.Paragraph 3(c) of the Agreement shall be added as follows:
(c) Any and all Non-Executive Restricted Stock Units (“RSUs”) shall continue to vest through the Term of employment up to and including March 31, 2024. The Executive’s first tranche of time-based Executive RSUs set to vest on March 31, 2024, will vest in full under this Agreement. Any subsequent tranches of Executive RSUs that were set to vest on subsequent dates, whether performance or time based, will be forfeited unless an extension of this Agreement is agreed to by and between both parties to this Agreement as outlined in Paragraph 2 above. Upon an agreement to extend by both parties to this Agreement, the subsequent tranches would vest on their regular time based or performance based schedule in accordance with their original terms and conditions so long as the Executive remains in the employ of the Company as CFO.
3.Paragraph 3(d) of the Agreement shall be added as follows:
(d) Executive shall have the right to a 2023 Incentive Bonus which will be issued in either one hundred and ten thousand dollars ($110,000) cash, shares of Company common stock with a vesting date fair value of one hundred and ten thousand dollars ($110,000), or combination thereof with a total fair value of one hundred and ten thousand dollars ($110,000). The composition of Executive’s 2023 Incentive Bonus shall be at the sole discretion of the Company at the time of issuance. The issuance of the cash payment or the vesting date of these shares shall be the earlier of:
    (i) March 15, 2024, or
    (ii) Termination of Executive’s Employment if by the Company or if by Executive for Good Reason.
Net settlement shall be offered as an option to the Executive for the purpose of settling any tax liability that the Executive may face because of said payment of 2023 Incentive Bonus in shares of Company common stock.
4.Paragraph 3(e) of the Agreement shall be added as follows:
(e) Any Paid-Time Off (“PTO”) that the Executive was entitled to utilize and remains unused from 2023 shall carry forward into 2024 and, at the end of the term of this Agreement, March 31, 2024, shall be paid out to the Executive in cash, unless the Executive and Company agree to an extension of this Agreement, at which point the Executive will be entitled to utilize up to one (1) full week in addition to normally accrued PTO that the Executive would have the right to in the calendar year of 2024.
5.Paragraph 8 of the Agreement shall be amended by substituting the following:
The term “fintech” shall be replaced with the term “fintech digital banking”.
6.Paragraph 19 of the Agreement shall be amended by substituting the following:
To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless, and exonerate Executive in accordance with the provisions of this Section 19 if Executive was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Executive’s Corporate Status. Pursuant to this Section 19, Executive shall be indemnified, held harmless, and exonerated against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably incurred by Executive or on Executive’s behalf in connection with such Proceeding or any claim, issue, or matter therein, if Executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that Executive’s conduct was unlawful. To further effect, satisfy, or secure the indemnification obligations provided herein or otherwise, the Company shall cause its director and officer liability insurance to cover Executive during the Term and for such period thereafter as the Company’s liability insurance policy permits coverage for actions or omissions of former directors or officers.

AGREED:
BM Technologies, Inc.                            James Dullinger

/S/ Luvleen Sidhu                  /S/ James Dullinger
By: Luvleen Sidhu                            James Dullinger